Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact
John Sharp	Lippert/Heilshorn & Associates
Principal Financial Officer	Zachary Bryant (zbryant@lhai.com)
(858) 202-9032	Jody Cain (jcain@lhai.com)
(310) 691-7100

SEQUENOM REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Conference Call Begins Today at 1:00 p.m. Eastern Time

SAN DIEGO, August 3, 2006 – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the three and six months ended June 30, 2006.

Revenues for the second quarter of 2006 were $7.1 million, up 15% compared with revenues of $6.2 million for the second quarter of 2005. The Company reported a net loss for the second quarter of 2006 of $4.0 million, or $0.21 per share, compared with a net loss of $6.1 million, or $0.46 per share, for the second quarter of 2005.

Cost of product and service revenue for the second quarter of 2006 was $3.0 million, compared with $3.2 million for the second quarter of 2005. Research and development expenses decreased 20% to $2.4 million, compared with $3.0 million for the same period last year. Selling and marketing expenses decreased 21% to $2.5 million, compared with $3.1 million for the second quarter of 2005. General and administrative expenses increased 7% to $3.0 million, compared with $2.8 million for the same period last year. Total costs and expenses for the second quarter of 2006 decreased 10% to $11.4 million, compared with $12.6 million for the second quarter of 2005. Total costs and expenses for the quarters ended June 30, 2006 and 2005 include $0.3 million and $0.1 million, respectively, of share-based compensation expenses.

Revenues for the six months ended June 30, 2006 were $14.0 million, a 34% increase compared with revenues of $10.5 million for the same period last year. Total costs and expenses for the first six months of 2006 decreased 10% to $22.4 million, compared with $24.8 million for the same period last year. Total costs and expenses for the six months ended June 30, 2006 and 2005 include $0.5 million and $0.3 million, respectively, of share-based compensation expenses. Sequenom reported a net loss for the six months ended June 30, 2006 of $7.7 million, or $0.48 per share, compared with a net loss of $13.4 million, or $1.01 per share, for the same period in 2005.

Sequenom Reports Second Quarter Financial Results

As of June 30, 2006, Sequenom had available cash and cash equivalents totaling $31.2 million, reflecting net proceeds of approximately $30.0 million from a private placement of common stock and warrants completed in June 2006. The Company reported available cash and short-term investments of $6.0 million as of December 31, 2005. As of June 30, 2006, the Company reported stockholders’ equity of $34.6 million.

“I am encouraged by the continued improvement in our financial results,” said Harry Stylli, Ph.D., President and Chief Executive Officer. “The increased demand created by our new product initiatives is now translating into revenue growth. This growth, coupled with our success in reducing our operating expenses while continuing to invest in near- and longer-term research and development projects, provides us with a solid foundation on which we can deliver increased value to our customers and shareholders.”

“We are affirming our financial guidance for 2006. We expect to report revenues of at least $24 million in 2006, representing at least 25% growth compared with 2005. We anticipate that combined research and development, sales and marketing, and general and administrative expenses will be consistent with 2005 at approximately $34 million,” Dr. Stylli added.

Second Quarter and Recent Highlights

•	Hired Key Research and Development Executive: In May, we hired Betty Dragon, Ph.D. as senior vice president of research and development. Dr. Dragon has more than 25 years of diagnostics R&D, management, and leadership experience, including significant achievements in product development and commercialization planning and execution during 16 years at Roche Molecular Systems.

•	Completed $33 Million Private Placement: In June, we completed a $33 million private placement of common stock and warrants to purchase common stock with ComVest Investment Partners II LLC, Pequot Private Equity Fund IV, L.P., LB I Group, Inc. (an affiliate of Lehman Brothers) and Siemens Venture Capital GmbH.

•	Granted Continued Listing on NASDAQ. In June, the Listing Qualifications Panel of The Nasdaq Stock Market provided notification that Sequenom complied with the minimum bid price requirement for continued listing on The Nasdaq National Market (now named The Nasdaq Global Market) and recognized our compliance with Nasdaq’s shareholders’ minimum equity requirement based on net proceeds from our recently announced private placement. Accordingly, the Panel granted us an exception until August 15, 2006 to review our Form 10-Q filing with the Securities and Exchange Commission for the quarter ended June 30, 2006, to confirm our stockholders’ equity in excess of $10 million.

•	Selected Tata Consultancy Services (TCS) to Develop Next Generation Framework for Software Applications: In July, we announced we had engaged TCS to develop software solutions that allow us to rapidly develop and deploy software products aimed at more effectively empowering our customers to discover, analyze and report genetic information.

Sequenom Reports Second Quarter Financial Results

•	Purchase of MassARRAY® system by City of Hope National Medical Center: Also in July, we announced that City of Hope National Medical Center will use our platform for quantitative gene expression and methylation (epigenetic) studies. City of Hope also will use our high throughput genotyping application as an integral part of its ongoing research both to identify individuals at high risk for developing cancer, and to aid in the development of therapeutic modalities based on the unique genetic profile of a given patient.

Conference Call

Sequenom’s management will host an investment-community conference call today beginning at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to discuss financial results, provide a business update and answer questions.

Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers, or (706) 643-9669 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 3769563.

The live call also will be available via the Internet on the company’s Web site at www.sequenom.com. A webcast replay of the call will be available for 30 days following the conclusion of the call.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for non-invasive prenatal testing, biomedical research, molecular medicine and agricultural applications. The Company’s proprietary MassARRAY® system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. The Company has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s ability to deliver increased value to its customers and shareholders, the Company’s financial guidance for 2006 including expected revenues and anticipated expenses for 2006, and the use of the MassARRAY system by City of Hope, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to

Sequenom Reports Second Quarter Financial Results

differ materially, including the risks and uncertainties associated with the Company’s technologies, market acceptance of and demand for the Company’s products, reliance upon the collaborative efforts of others, product development and commercialization, and other risks detailed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent current and periodic reports as well as its proxy statement for the 2006 annual meeting of stockholders. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

    Condensed Consolidated Financial Statements

    (in thousands, except per share data)

    Consolidated Summary of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Consumables	$3,094	$2,617	$5,949	$5,398
Other product related	3,809	3,424	7,474	4,733
Services	190	—	204	—
Research and other	16	134	393	325

Total revenues	7,109	6,175	14,020	10,456
Costs and expenses:
Cost of product & service revenue	3,028	3,156	5,748	5,772
Research and development expenses	2,426	3,024	4,891	6,317
Selling and marketing expenses	2,461	3,119	5,104	5,704
General and administrative expenses	2,983	2,798	5,641	6,207
Restructuring charge	—	—	4	(212)
Amortization of acquired intangibles	504	504	1,007	1,007

Total costs and expenses	11,402	12,601	22,395	24,795

Operating loss	(4,293)	(6,426)	(8,375)	(14,339)
Net interest income	74	83	121	178
Other income, net	23	48	107	251

Loss before income taxes	(4,196)	(6,295)	(8,147)	(13,910)
Deferred income tax benefit	232	232	464	465

Net loss	$(3,964)	$(6,063)	$(7,683)	$(13,445)

Net loss per share, basic and diluted:	$(0.21)	$(0.46)	$(0.48)	$(1.01)
Weighted average of shares outstanding, basic and diluted	18,851	13,257	16,163	13,253

Consolidated Balance Sheet Information
	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$32,613	$8,678
Property, equipment and leasehold improvements, net	4,631	5,621
Other assets, including intangibles	9,285	10,137

Total assets	$46,529	$24,436

Liabilities and Stockholders’ Equity:
Deferred revenue	1,648	1,501
Other liabilities	10,294	11,192
Stockholders’ equity	34,587	11,743

Total liabilities and stockholders’ equity	$46,529	$24,436